Exhibit 99.1

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

(617) 926-1551

Panacos Presents Bevirimat Patient Response Predictors

at the International HIV Drug Resistance Workshop

WATERTOWN, Mass.—(BUSINESS WIRE)—June 11, 2008—Panacos Pharmaceuticals, Inc. (NASDAQ:PANC), today announced factors that predict treatment response to bevirimat, a novel, oral HIV maturation inhibitor. The findings were described during multiple presentations at the 17th International HIV Drug Resistance Workshop in Sitges, Spain, considered the leading conference on HIV drug resistance. Aggregate data from Panacos’ recent Phase 2b clinical study in heavily treatment-experienced patients demonstrated that functional monotherapy with bevirimat resulted in a mean viral load reduction of 1.26 log10 in patients who had these response predictors and a threshold bevirimat concentration of 20 ug/mL.

The predictors of response to bevirimat are located at three codon positions on the 500-amino acid HIV-1 Gag protein. Bevirimat specifically blocks a late step in processing of Gag, leading to the production of virus particles that are structurally defective and are incapable of spreading infection around the body. Patients who have virus with the most commonly occurring amino acids at positions 369, 370 or 371 on Gag are much more likely to respond to bevirimat treatment. In contrast, those patients whose virus has polymorphisms (variants) at these positions are less likely to respond to the drug. These retrospective clinical data have been confirmed by multiple laboratory analyses and currently are being tested in a prospective clinical trial in treatment-experienced and treatment-naive HIV patients.

Any change in the amino acid sequence of Gag may be determined easily with a simple and rapid genotype assay, the type of HIV resistance test most frequently ordered by HIV-treating clinicians.

The frequency of Gag polymorphisms is variable depending on the population tested. In one survey of an academic patient database in North America, polymorphisms at Gag positions 369, 370, or 371 were absent in 60.2% of 567 treatment-naïve patients. A 2007 publication from multiple HIV clinics in France demonstrated that approximately 68% of samples from 82 protease inhibitor-experienced patients were free of these same Gag polymorphisms (Malet, et al, AIDS 2007, Vol 21, No 7:871-3). Patients without these Gag polymorphisms would be ideal candidates for bevirimat treatment.

Dr. Alan W. Dunton, Panacos’ President and CEO, stated, “Identifying the specific predictors of treatment response to bevirimat is an important advance. These significant results—in such heavily treatment-experienced patients— should allow us to design bevirimat trials in a way to maximize the chance of a treatment response. These pioneering data are being incorporated into our clinical programs and the design of our Phase 3 registration studies for this first-in-class novel mechanism compound.”

In the Phase 2b study, which forms the basis for the presentations, 44 heavily treatment-experienced patients were given bevirimat for 14 days as functional monotherapy in escalating dose groups. Baseline clinical and virological variables were assessed to establish the determinants of bevirimat response. Response was also correlated with the baseline HIV Gag amino acid sequence.

The clinical data on bevirimat patient response predictors were presented in the following session at the International HIV Drug Resistance Workshop:

June 11, 2008, 11:45 AM; Location: Meliá Sitges

ORAL PRESENTATION, Abstract Title: HIV-1 Gag Polymorphisms Determine Treatment Response to Bevirimat (PA-457)

Contributing authors: S. McCallister, J. Lalezari, G. Richmond, M. Thompson, R. Harrigan, D. Martin, K. Salzwedel, G. Allaway

Three additional poster presentations at the Resistance Workshop described studies confirming the role of Gag polymorphisms on bevirimat activity. The first was a collaborative study between Panacos scientists and Dr. Eric Freed’s laboratory at the National Cancer Institute, Frederick, MD.

Abstract Title: Role of Gag Polymorphisms in HIV-1 Sensitivity to the Maturation Inhibitor Bevirimat

Contributing authors: K. Salzwedel, M. Reddick, C. Matallana, C. Finnegan, C. Adamson, M. Sakalian, D. Stanley, E. Freed, G. Allaway

In this study, the researchers generated HIV-1 bearing polymorphisms in the Gag SP1 peptide, adjacent to bevirimat’s target at the capsid (CA)-SP1 junction, by point mutation or construction of chimeric viruses containing CA-SP1 regions from bevirimat-treated patients. Viruses containing deletions, substitutions or naturally occurring polymorphisms at Gag positions 369, 370 and 371 in SP1 displayed reduced sensitivity to bevirimat in viral replication assays as well as in assays of the inhibition of CA-SP1 cleavage by bevirimat.

A second study was presented by scientists at InPheno AG, Basel, Switzerland in collaboration with Panacos.

Abstract Title: New Phenotyping Assay Demonstrates Role of Gag-SP1 Polymorphisms in HIV-1 Sensitivity to the Maturation Inhibitor Bevirimat

Contributing authors: F. Hamy, S. Louvel, K. Salzwedel, T. Klimkait

In this study, a high throughput phenotyping assay was used to assess susceptibility to bevirimat using clinical virus samples. The level of in vitro sensitivity was closely related to the presence or absence of polymorphisms at Gag residues 369/370/371, supporting the clinical correlations that have been observed.

The third poster was presented by Virco BVBA, Mechelen, Belgium in collaboration with Panacos.

Abstract Title: HIV-1 Susceptibility to the Maturation Inhibitor Bevirimat is Modulated by Natural Polymorphisms at Positions 369-371 in Gag SP1

Contributing authors: K. Van Baelen, K. Salzwedel, J. De Wolf, Y. Verlinden, L.J. Stuyver

In this study, phenotypic and genotypic assays were used to establish three levels of susceptibility to bevirimat for a set of 20 patient-derived virus isolates. Reduced susceptibility correlated with polymorphisms of Gag residues 369-371 in SP1.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 11 clinical studies of bevirimat in over 485 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program. The new understanding of the role of Gag polymorphisms in maturation inhibitor activity is unique to Panacos and the Company is building a strong intellectual property position around its important discovery.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.